December 17, 2013

Andrew Del Matto

119 Sugar Creek Court
Alamo, CA 94507

Dear Drew:

Re: Stock Grants of Fortinet, Inc.

Management intends to recommend to the Company’s Board of Directors that you will be granted:

•	Restricted Stock Units (RSUs) representing 120,000 shares of common stock in the Company.

•	A Performance-based Restricted Stock Unit award of 25,000 shares of common stock in the Company.

This is subject in full to the Company Board approval and to regulatory and other legal requirements and subject to performance criteria and vesting as approved by the Company Board and to the terms and conditions of which shall be set forth in the Company’s 2009 Equity Incentive Plan (the Plan) and RSU Agreement, as may be amended from time to time by the Company. The Board is entitled to also decide to grant some other form of equity compensation in lieu of RSUs.

You acknowledge that if Fortinet grants RSUs to you, your participation in the Plan of Fortinet will be voluntary and that the benefits under the Plan shall not be part of your employment agreement with Fortinet Inc., your salary or other remuneration for any purposes, including for purposes of computing payment during any notice period, payment in lieu of notice, severance pay or other termination compensation or indemnity (if any). By participating in the plan, you will be deemed irrevocably to have waived any such entitlement, rights or remedies. If RSUs are granted to you, the benefits under the Plan will be available to you only during the course of your employment with Fortinet Inc., the vesting of any RSUs will cease upon termination of employment for any reason, in accordance with the terms and conditions of the plan. You acknowledge that, if Fortinet grants any RSUs to you:

(i)	the grant of the RSU will be a one-time benefit which will not create any contractual or other right to receive future grants of RSUs, options, or benefits in lieu of options;

(ii)
all determinations with respect to any future grants, including, but not limited to, the times when RSUs will be granted, the number of shares subject to each RSU, and the vesting schedule, will be at the sole discretion of Fortinet; and

(iii)	the future value of the underlying shares will be unknown and cannot be predicted with certainty.

Notwithstanding anything to the contrary herein, the granting of any RSUs, the timing of any grant and other terms of any grant shall be subject entirely to approval by the Company’s Board of Directors, which approval shall be in the sole discretion of the Board, and shall be subject to the Company’s determination that such grant, timing, and other terms are compliant with regulatory and other legal requirements, which determination shall be in the Company’s sole discretion. The Company reserves the right to change the terms of such grant based on direction from the Board of Directors and based on regulatory and other legal requirements.

If Fortinet grants any RSUs to you, you will be responsible to comply with any applicable legal requirements in connection with your participation in the Plan of Fortinet and for any taxes arising from the grant or vesting of your RSUs regardless of any tax withholding and/or reporting obligation of Fortinet Inc., and you agree to seek advice from your personal accountant or tax advisor at your own expense regarding the tax implications of any RSU grant to you, and Fortinet is entitled to take the steps and actions to withhold as it deems reasonable and appropriate in its discretion.

You agree to exercise any necessary or appropriate additional agreements, documents or instruments in connection with such grant of RSUs (if any).

In the event of a conflict between this letter and the rules of the Plan, the latter will prevail.

By:	/s/ Ken Xie
Ken Xie
Chief Executive Officer

ACKNOWLEDGED AND AGREED:
/s/ Andrew Del Matto
Andrew Del Matto

December 17, 2013
Date